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                                                                    EXHIBIT 99.1

(CENTRAL PARKING CORPORATION LOGO)


                                                                            NEWS


            2401 21st Avenue South, Suite 200, Nashville, TN 37212
                       (615) 297-4255 Fax: (615) 297-6240


FOR IMMEDIATE RELEASE


Contact:    Richard Jonardi
            Communications Manager
            (615) 297-4255
            rjonardi@parking.com


           CENTRAL PARKING CORPORATION PLANS VIGOROUS DEFENSE AGAINST
                             SHAREHOLDER COMPLAINT

NASHVILLE, TENN. (June 19, 2003) -- Central Parking Corporation (NYSE: CPC) announced that a purported securities class action complaint was filed yesterday, June 18, 2003. The complaint was filed in the United States District Court for the Middle District of Tennessee against Central Parking Corporation, its former CEO, its former CFO and its current CEO. The complaint alleges that the defendants made material misrepresentations about the financial condition of the Company in violation of federal securities laws.

         "I strongly believe that there is no merit to the allegations of wrongdoing made in the lawsuit, and we intend to defend the lawsuit vigorously," stated Monroe Carell, Chairman and Chief Executive Officer.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation services. The Company operates approximately 3,900 parking facilities containing approximately 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Switzerland, Mexico, Poland, Spain, Venezuela, Greece, Peru and Colombia.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These projections and statements reflect the Company's current views with the respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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